                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-132746

-----Original Message-----
Sent: Monday, November 06, 2006 11:22 AM
Subject: *DRAFT * CGCMT 2006-C5 PRICE GUIDANCE * PUBLICS

CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2006-C5 $2.126B

Book Runner:      Citigroup Global Markets Inc.
Co-Lead Managers: Citigroup Global Markets Inc. / LaSalle Financial Services
Co-Managers:      Banc of America Securities, LLC / PNC Capital Markets, LLC

Rating Agencies:  Moodys / Fitch

Loan Sellers:     Citigroup Global Markets Realty Corp. (42.6%)
                  LaSalle Bank National Association     (44.1%)
                  PNC Bank, National Association        (13.3%)

          Ratings       Class      WAL     Principal     Sub         PX
Class  Moody's/Fitch     Size     (yrs)    Window       Levels    Guidance
-----  -------------   --------   -----   -----------   -------  ---------------
A1       Aaa/AAA         60.312    3.14   12/06-07/11   30.000%     7A
A2       Aaa/AAA        236.800    4.80   07/11-10/11   30.000%    18A
A3       Aaa/AAA         93.829    7.22   06/13-04/14   30.000%    23A
ASB      Aaa/AAA         92.920    7.40   10/11-02/16   30.000%    23A
A4       Aaa/AAA        775.822    9.74   02/16-10/16   30.000%    23A
A1A      Aaa/AAA        228.753    9.16   12/06-10/16   30.000%    NOT AVAILABLE
AM       Aaa/AAA        212.634    9.90   10/16-10/16   20.000%    26A
AJ       Aaa/AAA        172.765    9.90   10/16-10/16   11.875%    29A
B        Aa2/AA          42.526    9.90   10/16-10/16    9.875%    34A
C        Aa3/AA-         21.264    9.90   10/16-10/16    8.875%    37A
D         A2/A           26.579    9.90   10/16-10/16    7.625%    44A
XP       Aaa/AAA         TBD       NAP    NAP            NAP

Expected Settle:  November 21, 2006

Property Type:    Retail 25.2%, Office 37.1%, Multifamily 16.3%, Hotel 9.6%,
                  Industrial 5.8%, Mixed Use 2.5%, Other 3.6%

Geographic:       CA 17.7%, NY 7.9%, GA 6.9%, TX 5.0%, PA, 4.5%, Other 58.0%

DSCR/LTV:         1.37x / 69.66%

Top 10 Loans:     35.0% of the pool, DSCR 1.47x, LTV: 65.86%

Top 10 Trust Assets              DSCR    LTV    %UPB  Sponsor
-------------------              -----  ------  ----  --------------------------
IRET Portfolio                   1.42x  80.88%  5.8%  IRET
801 South Figueroa Street        1.19x  74.53%  5.6%  Daniel Mani, Simon Mani
Tower 67                         1.94x  30.12%  4.7%  Greg/Alan/Jeffrey
                                                      Manocherian, Parviz Yari
Ala Moana Portfolio              1.81x  51.51%  4.5%  GGP Limited Partnership
NNN WellPoint Operations Center  1.60x  69.03%  3.3%  Triple Net Properties, LLC
One & Two Securities Centre      1.20x  67.70%  3.3%  Richard D. Gee & Maxwell
                                                      B. Drever
Four Points Sheraton             1.40x  67.51%  2.3%  JBG Investment Fund IV LLC
909 Poydras Office Building      1.23x  80.00%  1.9%  Judah/Issac/Sarah/William
                                                      Hertz
Tri City Plaza                   1.35x  80.00%  1.9%  DLC Management Corporation
                                                      & Delphi Commercial
                                                      Properties Inc
Kent Station                     1.20x  79.61%  1.7%  Joseph D. Blattner

Expected Timing:
Termsheets/Reds - Monday October 30
Launch/Price   - Nov 7/8

Roadshow:
Week of October 30
Thursday - Hartford Breakfast / Boston Lunch
Friday   - Minnieapolis Breakfast / Chicago Lunch
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